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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

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                                   FORM 12B-25

                           Notification of Late Filing

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   |_| Form 10-KSB |_| Form 11-K |_| Form 20-F |X| Form 10-QSB |_| Form N-SAR


                       FOR YEAR ENDED: SEPTEMBER 30, 2004


Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                       N/A

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PART I - REGISTRANT INFORMATION
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                           MARKETSHARE RECOVERY, INC.
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               (Exact Name of Registrant as Specified in Charter)


                               95 BROADHOLLOW ROAD
                                    SUITE 101
                            MELVILLE, NEW YORK 11747
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                     (Address of Principal Executive Office)


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PART II - RULES 12B-25 (B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   (b)   The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable  detail the reasons why the Form 10-KSB,  11-K,  20-F,
10-QSB or N-SAR or portion thereof could not be filed within the prescribed time:

      The Company is filing this Form 12b-25 because it was unable to complete it's Form 10-QSB for the quarter ended September 30, 2004 on a timely basis without unreasonable effort and expense.

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PART IV - OTHER INFORMATION
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(1)   Name  and  telephone  number  of  person  to  contact  in  regard  to this notification

         Joel C. Schneider, Esq.            (516) 228-8181

(2) Have all other periodic reports required (under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940) during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer no, identify report(s).

                  |X|   YES                     |_|   NO


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                  |_| YES                       |X| NO

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and;  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results can not be made.

      110 Media Group, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  November ___, 2004               MARKETSHARE RECOVERY, INC.


                                         By: /s/ Raymond Barton
                                             -----------------------------------
                                             Raymond Barton, President


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                                    ATTENTION

   Intentional misstatements or omissions of act constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).